PROCEPT BioRobotics Reports First Quarter 2023 Financial Results and Increases 2023 Revenue Guidance

REDWOOD CITY, Calif., April 27, 2023 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended March 31, 2023.

Recent Highlights

•Total revenue of $24.4 million for the first quarter of 2023, an increase of 72% compared to the prior year period in 2022
•U.S. handpiece and consumables revenue of $11.8 million for the first quarter of 2023, an increase of 165% compared to the prior year period in 2022
•U.S. system and rental revenue of $8.8 million for the first quarter of 2023, an increase of 13% compared to the prior year period in 2022
•Increased fiscal year 2023 total revenue guidance to $128.0 million
•Received positive coverage policy decision from United Healthcare, effective June 1, 2023
•Signed national sales contract with largest U.S. IDN on April 1, 2023

“We are very pleased with this strong start to 2023, particularly utilization within our growing U.S. install base and the increase of new accounts entering our capital pipeline,” said Reza Zadno, Chief Executive Officer. “We achieved a number of important milestones in the first quarter of 2023 that will continue to allow us to execute against our long-term growth plan, including expanding payor coverage and signing a national contract with a key strategic IDN. Our recent commercial team hires are also progressing nicely as they build out their respective territories. The future for PROCEPT is bright as awareness of Aquablation therapy grows and utilization among our surgeon base continues to expand."

First Quarter 2023 Financial Results

Total revenue for the first quarter of 2023 was $24.4 million, an increase of 72% compared to the prior year period. U.S. revenue was $21.8 million dollars, representing growth of 73% compared to the prior year period. The increase was primarily driven by system sales to new hospital customers and increased handpiece revenue. U.S. handpiece and consumable revenue for the first quarter of 2023 was $11.8 million, an increase of 165% compared to the prior year period. First quarter of 2023 monthly utilization per account of 6.3 increased approximately 14% compared to the prior year period. U.S. system revenue for the first quarter of 2023 was $8.8 million, an increase of 13% compared to the prior year period. As of March 31, 2023, the install base of AquaBeam Robotic Systems in the U.S. was 192 systems. International revenue was $2.6 million for the quarter, an increase of 60% compared to the prior year period.

Gross margin for the first quarter 2023 was 51% compared to 54% in the prior year period and 45% in the fourth quarter of 2022. Sequential gross margin improvement was primarily attributable to increased operations and manufacturing efficiencies to absorb overhead expenses.

Operating expenses in the first quarter of 2023 were $40.9 million, compared with $23.4 million in the prior year period. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization, increased variable compensation expenses, and increased research and development and general and administrative expenses.

Net loss was $28.5 million for the first quarter of 2023, compared to a loss of $17.2 million in the prior year period. Adjusted EBITDA was a loss of $23.9 million for the first quarter of 2023, compared to a loss of $13.5 million in the prior year period.

Cash and short-term investments as of March 31, 2023, totaled $181.0 million, while long-term borrowings totaled $52.0 million.

Full Year 2023 Financial Guidance

•The Company projects revenue for the full year 2023 to be $128 million, which represents 71% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $125 million.

•The Company projects full year 2023 gross margin to be approximately 54%. This compares to previous guidance of approximately 53%.
•The Company projects full year 2023 total operating expense of approximately $167 million. This compares to previous guidance of approximately $163 million.
•The Company reiterates full year 2023 Adjusted EBITDA loss to be ($70.5) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the first quarter 2023 financial results on Thursday, April 27, 2023, at 8:00 a.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/qk7hrxz5
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BIadc240895f944ef3b7f80601d78f317c

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2023, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso, CFA
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$24,404	$14,197
Cost of sales	11,913	6,505
Gross profit	12,491	7,692
Operating expenses:
Research and development	10,737	5,011
Selling, general and administrative	30,131	18,385
Total operating expenses	40,868	23,396
Loss from operations	(28,377)	(15,704)
Interest expense	(886)	(1,421)
Interest and other income (expense), net	779	(60)
Net loss	$(28,484)	$(17,185)
Net loss per share, basic and diluted	$(0.63)	$(0.39)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	45,066	43,855

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(28,484)	$(17,185)
Depreciation and amortization expense	793	758
Stock-based compensation expense	3,724	1,552
Interest (income) and interest expense, net	49	1,385
Adjusted EBITDA	$(23,918)	$(13,490)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2023 EBITDA Guidance
(Unaudited, in thousands)

2023
Net loss	$(98,325)
Depreciation and amortization expense	5,050
Stock-based compensation expense	22,125
Interest (income) and interest expense, net	650
Adjusted EBITDA	$(70,500)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$180,972	$221,859
Restricted cash, current	777	777
Accounts receivable, net	20,642	15,272
Inventory	38,926	28,543
Prepaid expenses and other current assets	4,263	6,175
Total current assets	245,580	272,626
Restricted cash, non-current	3,038	3,038
Property and equipment, net	11,934	8,656
Operating lease right-of-use assets, net	22,446	23,481
Intangible assets, net	1,409	1,477
Other assets	51	51
Total assets	$284,458	$309,329

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,341	$9,391
Accrued compensation	7,408	13,447
Deferred revenue	3,943	2,855
Operating leases, current	2,998	2,129
Other current liabilities	7,814	7,468
Total current liabilities	32,504	35,290
Long-term debt	51,241	51,213
Operating leases, non-current	25,782	23,975
Loan facility derivative liability	1,805	1,779
Total liabilities	111,332	112,257

Stockholders’ equity:
Additional paid-in capital	550,270	545,753
Accumulated other comprehensive loss	15	(6)
Accumulated deficit	(377,159)	(348,675)
Total stockholders’ equity	173,126	197,072
Total liabilities and stockholders’ equity	$284,458	$309,329

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
U.S.
System sales and rentals	$8,770	$7,754
Handpieces and other consumables	11,770	4,444
Service	1,235	359
Total U.S. revenue	21,775	12,557
Outside of U.S.
System sales and rentals	1,469	742
Handpieces and other consumables	906	745
Service	254	153
Total outside of U.S. revenue	2,629	1,640
Total revenue	$24,404	$14,197